EXHIBIT 12.1



                                VCA ANTECH, INC.

                    COMPUTATION OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)

                                            Nine Months Ended
                                         --------------------
                                             September 30,                      Year Ended December 31,
                                         --------------------   ------------------------------------------------------
                                           2001        2000       2000        1999       1998       1997        1996
                                         --------    --------   --------    --------   --------   --------    --------
Earnings
   Income (loss) from continuing
     operations before taxes and
     extraordinary items                 $   (44)    $ 3,483    $(3,553)    $36,717    $29,222    $20,573     $(12,673)
   Minority interest in consolidated
     subsidiaries                          1,104         808      1,066         850        780        424        6,577
                                         --------    --------   --------    --------   --------   --------    --------
   Income (loss) from continuing
     operations before taxes and
     minority interest in consolidated
     subsidiaries and extraordinary
     items                                 1,060       4,291     (2,487)     37,567     30,002      20,997      (6,096)

   Fixed charges                          35,585      11,480     24,121      13,653     13,769      14,052       9,711
   Minority interest in consolidated
     subsidiaries                         (1,104)       (808)    (1,066)       (850)      (780)       (424)     (6,577)
                                         --------    --------   --------    --------   --------    --------    --------
       Total earnings available for
       fixed charges                     $35,541     $14,963    $20,568     $50,370    $42,991     $34,625     $(2,962)
                                         ========    ========   ========    ========   ========    ========    ========

Fixed charges
   Interest and debt expense             $32,871     $ 8,985    $20,742     $10,643    $11,189     $11,593      $7,812
   Interest component of rent (1)          2,714       2,495      3,379       3,010      2,580       2,459       1,899
                                         --------    --------   --------    --------   --------    --------    --------
       Total fixed charges               $35,585     $11,480    $24,121     $13,653    $13,769     $14,052      $9,711
                                         ========    ========   ========    ========   ========    ========    ========

Ratio of earnings to fixed charges (2)         -         1.3          -         3.7        3.1         2.5           -
                                         ========    ========   ========    ========   ========    ========    ========

(1)  The Company determined the interest component of rent expense to be .333.

(2) Earnings were inadequate to cover fixed charges by $44, $3,553 and $12,673 for the nine months ended September 30, 2001, and for the years ended December 31, 2000 and 1996, respectively.